Exhibit 99.1

Pilgrim’s Pride Stockholders Approve Proposals to Combine Company’s

Class A and Class B Common Stock and to Issue New Shares

in Connection with Acquisition of ConAgra’s Chicken Division

Stock to Begin Trading Under New Ticker Symbol “PPC” and Company Executives to Ring NYSE

Opening Bell on November 24, 2003

PITTSBURG, Texas, November 20, 2003 – Pilgrim’s Pride Corporation (NYSE: CHX, CHX.a), the second-largest poultry producer in the United States, today announced that its stockholders have overwhelmingly approved proposals to combine the company’s Class A and Class B common stock into a single class of common stock and to issue shares of this new common stock to ConAgra Foods, Inc. (NYSE:CAG; “ConAgra”) in connection with the company’s planned acquisition of ConAgra’s chicken division.

As a result of the outcome of today’s special stockholders meeting, Pilgrim’s Pride has filed an amendment to its certificate of incorporation to reclassify all of the company’s Class A and Class B common stock into a single class of common stock that will trade on the New York Stock Exchange (NYSE) under the ticker symbol “PPC.”

The reclassification will become effective at the close of trading on Friday, November 21, 2003, and the new common stock will begin trading on the NYSE under the ticker symbol “PPC” when the market opens for trading on Monday, November 24, 2003. Certificates representing all outstanding shares of Class A and Class B common stock will automatically represent an equal number of shares of the single class of new common stock, making it unnecessary to exchange existing certificates for new certificates.

To celebrate the stock combination and new ticker symbol, Pilgrim’s Pride’s chairman Lonnie “Bo” Pilgrim, his son, Lonnie “Ken” Pilgrim, a director of the company, and Richard A. Cogdill, the company’s chief financial officer, will ring the opening bell at the NYSE on Monday, November 24, 2003 at 9:30 a.m. ET.

Richard A. Cogdill, executive vice president and chief financial officer of Pilgrim’s Pride, said, “Pilgrim’s Pride is committed to enhancing value for all of our stockholders as we continue to grow the company. The outcome of today’s vote underscores the substantial benefits our stockholders expect us to realize through the simplification of our capital structure and the purchase of ConAgra’s highly complementary chicken business.”

Following the stock combination, each share of existing Pilgrim’s Pride Class A common stock, which currently carries voting rights of one vote per share, will be reclassified into one share of new common stock, and each share of Class B common stock, which currently carries voting rights of 20 votes per share, will be reclassified into one share of new common stock. Each share of new common stock will entitle its holder to cast 20 votes per share until a change in beneficial ownership of the share occurs, at which time the share will generally be entitled to only one vote. All shares of new common stock issued after the stock combination, including the shares to be issued to ConAgra in connection with the acquisition of the ConAgra chicken division, will also be entitled to only one vote per share.

To ensure that the reclassification does not increase the percentage of total voting power controlled by the Pilgrim family, members of the Pilgrim family have entered into a voting agreement. Under the terms of the agreement, any shares received by them in the reclassification that would provide for voting power in excess of the 62.225% of the total voting power currently held by them would be voted proportionately with the votes of the other Pilgrim’s Pride stockholders as long as the common stock is listed on the NYSE.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation is the second-largest poultry producer in the United States—the third-largest in chicken and fifth-largest in turkey—and the second largest chicken company in Mexico. Pilgrim’s Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and in Mexico.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The company’s primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nationwide in both countries. For more information, please visit www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to acquire or effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10- K and subsequent filings with the Securities and Exchange Commission.

Contact:

Richard A. Cogdill

Chief Financial Officer

540/896-0406